 Exhibit 99.1

Socket Mobile Reports Profitable Growth for the Third Quarter and Nine Months ended September 30, 2019

NEWARK, Calif., – October 24, 2019 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for its 2019 third quarter and nine months ended September 30, 2019.

Revenue for the third quarter of 2019 was $5.0 million, an increase of 20 percent compared to revenue of $4.1 million for the same quarter a year ago. Cordless barcode scanner revenue was $4.8 million for the third quarter of 2019, an increase of 17 percent over the same quarter a year ago. Net income for the third quarter of 2019 was $94,000 or $0.01 per share, compared to a net loss of $45,000 or $0.01 per share a year ago.

Gross profit margins for the third quarter of 2019 were 52.9 percent, compared to margins of 52.6 percent for the third quarter a year ago.

Operating expenses for the third quarter of 2019 were $2.5 million compared to operating expenses of $2.2 million for the same quarter a year ago, representing an increase in operating expenses of 14 percent.

For the nine months ended September 30, 2019, revenue was $14.7 million, an increase of 19 percent compared to revenue of $12.3 million for the same period a year ago. Net income for the nine months ended September 30, 2019 was $0.2 million or $0.04 per share compared to a net loss of $0.4 million or $0.07 per share in the year ago period.

Gross profit margins for the nine months ended September 30, 2019 were 52.3 percent, compared to 51.8 percent for the same period in 2018. Operating expenses for the nine months ended September 30, 2019 were $7.3 million, an increase of 6 percent compared to operating expenses of $6.8 million in the same period a year ago.

Cash and cash equivalents were $0.9 million at September 30, 2019 compared to $1.1 million at December 31, 2018. Stockholders’ Equity at September 30, 2019 was $13.0 million compared to $12.4 million at December 31, 2018.

Kevin Mills, president and chief executive officer, commented, “We are pleased with both our quarter over quarter and year over year growth rate of approximately 20% and the general underlying strength of our business. Our growth in Q3 was helped by increased sales in Japan, where a Japanese government program, which subsidized retail system upgrades, ended in Q3. Systems ordered under this program must be delivered by December 2019. Sales in the EMEA region were also stronger, which resulted in our total international revenue being 34% of our Q3 revenue.

“Our growth continues to be driven by the development and deployment pace of our registered developers who integrate our barcode scanning capabilities into their applications. We will continue to promote our Capture SDK with the use of developer tools and provide responsive support to our growing developer community as needed.

“Profitable growth has strengthened our balance sheet and provided the working capital we need to support future growth,” Mr. Mills concluded.

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Conference Call

Management of Socket Mobile will hold a conference call and webcast today at 2 PM Pacific (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call from the U.S. is (888) 424-8151 using passcode 9022984. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UHJRZjYQMtcbJz

A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:

Lynn Zhao

Chief Financial Officer

510-933-3016

lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2019, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2019	2018	2019	2018
Revenue	$4,980	$4,137	$14,668	$12,310
Cost of revenue	2,344	1,960	7,003	5,937
Gross profit	2,636	2,177	7,665	6,373
Gross profit percent	52.9%	52.6%	52.3%	51.8%
Research and development	1,015	885	2,906	2,749
Sales and marketing	785	739	2,312	2,211
General and administrative	707	584	2,053	1,873
Total operating expenses	2,507	2,208	7,271	6,833
Operating income (loss)	129	(31)	394	(460)
Interest expense, net	25	32	83	100
Net income (loss) before income taxes	104	(63)	311	(560)
Income taxes - current	0	0	0	0
Income tax expense (benefit)	10	(18)	85	(152)
Net income (loss)	$94	$(45)	$226	$(408)
Net income (loss) per share: Basic Fully Diluted	$ 0.02 $ 0.01	$ (0.01) $ (0.01)	$ 0.04 $ 0.04	$ (0.07) $ (0.07)
Weighted average shares outstanding: Basic Diluted	5,999 6,317	5,883 5,883	5,980 6,237	6,166 6,166

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2019 (Unaudited)	December 31, 2018*
Cash	$881	$1,085
Accounts receivable, net	3,062	2,367
Inventories, net	2,528	2,272
Deferred cost on shipments to distributors	258	165
Other current assets	405	308
Property and equipment, net	817	689
Goodwill	4,427	4,427
Deferred tax assets	5,669	5,781
Operating leases capitalized	1,021	1,266
Other assets	214	237
Total assets	$19,282	$18,597
Accounts payable and accrued liabilities	$2,425	$2,046
Bank line of credit	1,429	1,317
Term loan	458	833
Deferred revenue on shipments to distributors	622	397
Deferred service revenue	80	65
Operating lease liabilities	1,233	1,511
Other liabilities	12	23
Total liabilities	6,259	6,192
Common stock and additional paid-in capital	60,922	60,530
Accumulated deficit	(47,899)	(48,125)
Total stockholders’ equity	13,023	12,405
Total liabilities and equity	$19,282	$18,597

*Derived from audited financial statements.

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